                                  EXHIBIT 99.1



VASCO Reports First Quarter 2003 Results

Profit and positive cash flow achieved. Revenues increase 56% compared to Q4 2002 and decline 7% compared to Q1 2002; Operating expenses down 29% compared to Q4 2002 and 22% from Q1 2002; Operating income of $330,000 compared to operating losses of $1,999,000 in Q4 2002 and $169,000 in Q1 2002; Net income of $481,000 compared to net losses of $1,900,000 in Q4 2002, and $160,000 in Q1 2002. Cash balances increase $1,300,000 from December 31, 2002.

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, April 24, 2003 - VASCO Data Security International, Inc. (Nasdaq NM: VDSI; Nasdaq Europe) ( www.vasco.com), a global provider of security products that enable e-business and e-commerce, today announced financial results for the first quarter of 2003. Revenues for the quarter of $5,611,000 were 56% higher than the fourth quarter of 2002 and 7% lower than the same quarter of the prior year.

Operating income for the first quarter of 2003 was $330,000 compared with an operating loss of $1,999,000 for the fourth quarter of 2002 and an operating loss of $169,000 for the first quarter of 2002. Operating expenses were $3,118,000, a 29% reduction from $4,374,000 in the fourth quarter 2002 and a 22% reduction from $3,973,000 in the first quarter of 2002. The Company reported net income for the first quarter of 2003 of $481,000 compared with a net loss of $1,900,000 and $160,000 for the fourth quarter of 2002 and first quarter of 2002, respectively. Income per basic and diluted common share was $0.01 for the first quarter of 2003 compared with a loss per basic and diluted common share of $0.07 and $0.02 for the fourth quarter of 2002 and for the first quarter of 2002, respectively.

The income before interest, taxes, depreciation and amortization (EBITDA) was $836,000 for the first quarter of 2003 compared with a loss before these items of $1,553,000 in the fourth quarter of 2002, and income of $225,000 for the first quarter of 2002. The company had a cash balance at March 31, 2003 of $3,892,000 compared to $2,616,000 at December 31, 2002.

"In terms of net income, the first quarter of 2003 was VASCO's best quarter since it became a public company in 1998," said Ken Hunt, VASCO's CEO, and Chairman. "In reviewing the results, I am particularly pleased that the new management team was successful in executing our business plan. We achieved or exceeded our plan in revenue, margin, cost control and cash management. In addition, with the current status of our order backlog, which currently includes firm orders for delivery in the second quarter of $5.5 million, we are well positioned to achieve our plan for the second quarter."

"The record profits are a reflection of the effectiveness of our fully completed restructuring and a growing interest in VASCO's products," stated Jan Valcke, VASCO's President, and COO. "By lowering our expense base we were able to achieve profitability in a challenging business climate and with modest revenues. I am further encouraged by the order activity in the first quarter of 2003. Our existing bank customers demonstrated strong demand and we added 170 new customers during the quarter. While the market appears to still be very cautious relative to spending on investment technology, we see a high level of interest in improving security through strong authentication. As a result of our continued investment in expanding product our line, as evidenced by our recent introduction of Digipass Authentication Server ("DAS"), we are well positioned to participate in the growth of the IT security sector."

Cliff Bown, Executive Vice President and CFO added, "Our cash flow improved substantially as a result of being profitable, deposits received under our just-in-time delivery program and the continued reduction in Days Sales Outstanding (DSO) in receivables. Through focused programs on managing cash we have been able to improve the cash flow trend in each successive quarter since December 2001, to finally become cash flow positive this quarter."

                     VASCO Data Security International, Inc.
                      Consolidated Statement of Operations
                                   (Unaudited)


                                                                   Three Months Ended
                                        ---------------------------------------------------------------------
                                           March 31, 2002        December 31, 2002          March 31, 2003
                                        ---------------------   ---------------------    --------------------
Net revenues                             $      6,032,000         $     3,603,000          $     5,611,000
Cost of goods sold                              2,228,000               1,228,000                2,163,000
                                        ---------------------   ---------------------    --------------------
     Gross margin                               3,804,000               2,375,000                3,448,000

Operating expenses:
    Sales and marketing                         2,188,000               1,894,000                1,591,000
    Research and development                      659,000                 789,000                  735,000
    General and administrative                    999,000               1,388,000                  790,000
    Restructuring expense                               -                 320,000                        -
    Non-cash compensation (recovery)              127,000                 (17,000)                   2,000
                                        ---------------------   ---------------------    --------------------
         Total operating expenses               3,973,000               4,374,000                3,118,000
                                        ---------------------   ---------------------    --------------------

Operating income (loss)                          (169,000)             (1,999,000)                 330,000
Interest income (expense)                         (41,000)                (31,000)                 (49,000)
Other income (expense)                             50,000                 130,000                  200,000
                                        ---------------------   ---------------------    --------------------
    Income (loss) before taxes                   (160,000)             (1,900,000)                 481,000
                                                        -                       -                        -
Income tax expense (benefit)            ---------------------   ---------------------    --------------------
    Net income (loss)                            (160,000)             (1,900,000)                 481,000
Preferred stock accretion                        (291,000)               (291,000)                (291,000)
                                        ---------------------   ---------------------   ---------------------
Net income available to common           $       (451,000)        $    (2,191,000)         $       190,000
shareholders                            =====================   =====================   =====================


Basic and diluted income (loss) per
common share                             $          (0.02)        $         (0.07)         $          0.01
                                        =====================   =====================   =====================

Weighted average common shares
outstanding                                    28,261,000              28,389,000               28,389,000

Reconciliation of EBITDA to net income:

                                                                   Three Months Ended
                                        ---------------------------------------------------------------------
                                           March 31, 2002        December 31, 2002          March 31, 2003
                                        ---------------------   ---------------------    --------------------
EBITDA                                   $        225,000         $    (1,553,000)         $       836,000

Interest expense, net                              41,000                  31,000                   49,000
Tax provision                                           -                       -                        -
Depreciation and amortization                     344,000                  16,000                  306,000
                                        --------------------   ---------------------   ---------------------
Net income (loss)                        $       (160,000)        $    (1,900,000)         $       481,000
                                        ====================   =====================   =====================

Highlights of the Quarter


- VASCO signs 14 new banks and 156 new corporate network access customers during Q1;


- VASCO broadens range of Digipass Pack by adding compatibility with Stonesoft and Netilla;


- VASCO adds new distributors in Germany (DNS) and South America (Orion) to its indirect sales network;


-    Costar selects VASCO to provide strong authentication for Costar Property;


- VASCO launches Digipass Authentication Server, delivering one-time passwords and digital signatures on mobile phones, text pagers and PDA's


-    VASCO signs letter of intent to sell its Snareworks business.



Please join us during our upcoming conference call on April 24, 2003, at 10:00 a.m. EST - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr Cliff Bown, CFO, will discuss VASCO's Results for the First Quarter 2003.
To participate in this Conference Call, please dial one of the following numbers:
USA/Canada: +1 800 475 2151
International:  +1 973 582 2710
And mention access code: VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.



About VASCO: VASCO designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use, and is virtually impossible to hack, or break. With 8 million Digipass products sold and shipped, VASCO has established itself as a world-leader for strong Identity Authentication with 200 international financial institutions, approximately 800 blue-chip corporations, and governments representing more than 50 countries.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

More information is available at www.vasco.com.

For more information contact:
Media: Jochem Binst: +32 2 456 9810, JBINST@VASCO.COM
                                     ----------------

Investor Relations: Tony Schor, President, Investor Awareness, Inc.:
847-945-2222, TONYSCHOR@INVESTORAWARENESS.COM
              -------------------------------